EXHIBIT 99.1

Clearfield Reports Fiscal First Quarter 2020 Results

National Carrier Revenue up 33% Year-over-Year, Driven by Continued Strong Adoption of FieldShield Pushable Fiber and FieldSmart Fiber Management Solutions

MINNEAPOLIS, Jan. 23, 2020 (GLOBE NEWSWIRE) -- Clearfield, Inc. (NASDAQ: CLFD), the specialist in fiber management for communication service providers, reported results for the fiscal first quarter of 2020 ended December 31, 2019.

Fiscal Q1 2020 Financial Summary (GAAP)
(in millions except per share data and percentages)	Q1 2020	vs. Q1 2019	Change	Change (%)
Revenue	$19.4	$20.1	$(0.7)	-4%

Gross Profit ($)	$7.7	$7.9	$(0.2)	-3%
Gross Profit (%)	39.9%	39.6%	0.3%	1%

Income from Operations	$0.4	$1.2	$(0.8)	-66%
Income Tax Expense	$0.1	$0.3	$(0.2)	-58%

Net Income	$0.50	$1.01	$(0.51)	-50%
Net Income per Diluted Share	$0.04	$0.08	$(0.04)	-50%

Management Commentary
“Bookings for the first quarter of fiscal 2020 were consistent with our expectations for the period,” said Clearfield CEO, Cheri Beranek. “From a topline perspective, we saw strong contributions from our National Carrier and MSO markets, which were up 33% and 22% year-over-year, respectively. However, our overall revenue results in the first quarter were impacted by the timing of received orders, resulting in a $1.6 million increase in backlog over the prior quarter.  We remain confident with respect to reaching our previously stated financial guidance for the fiscal year.”

“From an efficiency standpoint, we increased our gross profit margin to 39.9%, reflecting operating enhancements in multiple product categories. In fact, this quarter marked our best margin performance for any quarter out of the past seven.”

“We are encouraged by this margin expansion, yet recognize we must continually drive down costs as we expand our presence in broader markets.  To address this need and to ensure the capacity required for the growth initiatives we are pursuing, we are in the process of signing a lease for a second manufacturing facility in Mexico. This 50,000 square foot facility, which is in the same industrial park as our current Mexico facility, will double our footprint. We aim to establish enhanced lean manufacturing initiatives by dedicating one facility to connectivity and the other to splicing operations associated with our enclosures.”

“As it relates to our ‘Coming of Age’ plan, we are continuing to execute within each of our three mandates and we are especially gaining increased visibility within our third initiative, which involves capitalizing on our 5G opportunities within the wireline markets of National Carriers and all wireless markets. As we look into fiscal Q2, we believe we are entering an early stage of realizing Tier 1 revenue, which is directly tied in with 5G deployment and the hand-off between the wireline and wireless network.”

“Based on increased traction with Tier 1 carriers, our robust order backlog and pipeline, we continue to believe fiscal 2020 will be a period of solid growth and profitability for Clearfield, especially in the second half of the year. Going forward, we are well positioned with industry-leading solutions, a strong competitive position, and a proven business model to capitalize on the disruptive growth opportunities within the fiber optics industry.”

Financial Results for the Quarter Ended December 31, 2019
Revenue for the first quarter of fiscal 2020 decreased 4% to $19.4 million from $20.1 million in the same year-ago quarter.  The product mix during the period was relatively consistent with last year with the exception of the company’s Active Cabinet products which showed a revenue decline for the period.

Gross profit decreased 3% to $7.7 million, or 39.9% of revenue, from $7.9 million, or 39.6% of revenue, in the first quarter of fiscal 2019. The decrease in gross profit was due to decreased sales volume in the period. The increase in gross profit percent was due to cost reduction efforts across the product lines, including expanded use of the Company’s Mexico manufacturing plant, supply chain programs, and initiatives to reduce the impact of tariffs for products sourced from China.

Operating expenses were $7.3 million, an increase of 8% compared to $6.8 million in the same year-ago quarter. The increase in operating expenses was primarily due to an expansion of sales resources and the costs associated with product testing required for Tier 1 certification.

Income from operations in the first quarter of fiscal 2020 totaled $0.4 million compared to $1.2 million in the same year-ago quarter. This decrease in income from operations was attributable to higher selling, general and administrative expenses. Income tax expense decreased 58% from $296,000 in the first quarter of fiscal 2019 to $123,000 in the first quarter of fiscal 2020, primarily due to lower taxable income as well as a lower effective tax rate.

Net income in the first quarter of fiscal 2020 totaled $501,000, or $0.04 per diluted share, compared to $1.0 million, or $0.08 per diluted share, in the same year-ago quarter.

As of December 31, 2019, cash, cash equivalents and investments totaled $46.8 million compared to $47.5 million as of the end of the prior quarter. The Company had no debt as of quarter end.

Order backlog (defined as purchase orders received but not yet fulfilled) as of December 31, 2019 increased 37% to $5.8 million from $4.2 million as of September 30, 2019 and increased 31% from $4.4 million as of December 31, 2018. The increase in backlog was primarily from customers within the Company’s Community Broadband market.

Fiscal 2020 Financial Outlook
Clearfield reiterates its revenue guidance for fiscal 2020 to be between $92 million and $95 million. The Company also reiterates its gross profit as a percentage of total revenue to range between 37% and 38%, with some variability on a quarter-to-quarter basis. In addition, Clearfield reiterates its operating expense guidance to be between 31% and 33% of total revenue, and net income as a percentage of revenue to be between 3% and 5%.

Conference Call
Clearfield management will hold a conference call today, January 23, 2020 at 5:00 p.m. Eastern Standard Time (4:00 p.m. Central Standard Time) to discuss these results and provide an update on business conditions.

Clearfield’s President and CEO Cheri Beranek and CFO Dan Herzog will host the presentation, followed by a question and answer period.

Date: Thursday, January 23, 2020
Time: 5:00 p.m. Eastern time (4:00 p.m. Central time)
U.S. dial-in: 1-877-407-0792
International dial-in: 1-201-689-8263
Conference ID: 13698148

The conference call will be webcast live and available for replay here.

Please call the conference telephone number 10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day through February 6, 2020.

U.S. replay dial-in: 1-844-512-2921
International replay dial-in: 1-412-317-6671
Replay ID: 13698148

About Clearfield, Inc.
Clearfield, Inc. (NASDAQ: CLFD) designs, manufactures and distributes fiber optic management, protection and delivery products for communications networks. Our “fiber to anywhere” platform serves the unique requirements of leading incumbent local exchange carriers (traditional carriers), competitive local exchange carriers (alternative carriers), and MSO/cable TV companies, while also catering to the broadband needs of the utility/municipality, enterprise, data center and military markets. Headquartered in Minneapolis, MN, Clearfield deploys more than a million fiber ports each year. For more information, visit www.SeeClearfield.com.

Cautionary Statement Regarding Forward-Looking Information
Forward-looking statements contained herein and in any related presentation or in the related FieldReport are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “outlook,” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the Company’s future revenue and operating performance, integration of the acquired active cabinet line, trends in and growth of the FTTx markets, market segments or customer purchases, effectiveness of the Company’s sales and marketing strategies and organization, utilization of manufacturing capacity, and the development and marketing of products. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation: to compete effectively, we must continually improve existing products and introduce new products that achieve market acceptance; our expected growth is based upon the expansion of the telecommunications market; our operating results may fluctuate significantly from quarter to quarter, which may make budgeting for expenses difficult and may negatively affect the market price of our common stock; our success depends upon adequate protection of our patent and intellectual property rights; intense competition in our industry may result in price reductions, lower gross profits and loss of market share; we rely on single-source suppliers, which could cause delays, increases in costs or prevent us from completing customer orders, all of which could materially harm our business; a significant percentage of our sales in the last three fiscal years have been made to a small number of customers, and the loss of these major customers or significant decline in business with these major customers would adversely affect us; further consolidation among our customers may result in the loss of some customers and may reduce sales during the pendency of business combinations and related integration activities; we may be subject to risks associated with acquisitions that could adversely affect future operating results; product defects or the failure of our products to meet specifications could cause us to lose customers and sales or to incur unexpected expenses; we are dependent upon key personnel; we face risks associated with expanding our sales outside of the United States; our business is dependent on effective management information systems and information technology infrastructure; our results of operations could be adversely affected by economic conditions and the effects of these conditions on our customers’ businesses; changes in government funding programs may cause our customers and prospective customers to delay or reduce purchases; and other factors set forth in Part I, Item IA. Risk Factors of Clearfield's Annual Report on Form 10-K for the year ended September 30, 2019 as well as other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements to reflect actual events unless required by law.

Investor Relations Contact:

Matt Glover and Tom Colton
Gateway Investor Relations
949-574-3860
CLFD@liolios.com

CLEARFIELD, INC.
STATEMENTS OF OPERATIONS
UNAUDITED

	Three Months Ended
	December 31,
	2019	2018

Net sales	$19,377,991	$20,089,150

Cost of sales	11,650,456	12,142,452

Gross profit	7,727,535	7,946,698

Operating expenses
Selling, general and
administrative	7,326,620	6,775,875
Income from operations	400,915	1,170,823

Interest income	223,243	135,137
Income before income taxes	624,158	1,305,960

Income tax expense	123,000	296,000

Net income	$501,158	$1,009,960

Net income per share:
Basic	$0.04	$0.08
Diluted	$0.04	$0.08

Weighted average shares outstanding:
Basic	13,512,094	13,400,383
Diluted	13,622,226	13,400,383

CLEARFIELD, INC.
BALANCE SHEETS

	(Unaudited)
	December 31,	September 30,
	2019	2019
Assets
Current Assets
Cash and cash equivalents	$10,586,850	$10,081,721
Short-term investments	14,523,321	13,524,270
Accounts receivable, net	7,025,727	9,118,639
Inventories, net	10,630,441	9,012,980
Other current assets	825,065	769,161
Total current assets	43,591,404	42,506,771

Property, plant and equipment, net	5,682,166	5,413,241

Other Assets
Long-term investments	21,704,000	23,902,000
Goodwill	4,708,511	4,708,511
Intangible assets, net	5,059,707	5,147,135
Right of use lease asset	2,215,103	-
Other	202,539	210,905
Total other assets	33,889,860	33,968,551
Total Assets	$83,163,430	$81,888,563

Liabilities and Shareholders’ Equity
Current Liabilities
Current portion of lease liability	$516,167	$-
Accounts payable	2,316,100	3,173,599
Accrued compensation	2,120,735	3,224,860
Accrued expenses	327,154	208,603
Total current liabilities	5,280,156	6,607,062

Other Liabilities
Long term portion of lease liability	1,940,024	-
Deferred taxes	101,690	101,690
Deferred rent	-	246,424
Total other liabilities	2,041,714	348,114
Total Liabilities	7,321,870	6,955,176

Shareholders’ Equity
Common stock	136,575	136,418
Additional paid-in capital	57,383,020	56,976,162
Retained earnings	18,321,965	17,820,807
Total Shareholders’ Equity	75,841,560	74,933,387
Total Liabilities and Shareholders’ Equity	$83,163,430	$81,888,563

CLEARFIELD, INC.
STATEMENT OF CASH FLOWS
UNAUDITED

	Three Months Ended	Three Months Ended
	December 31,	December 31,
	2019	2018
Cash flows from operating activities
Net income	$501,158	$1,009,960
Adjustments to reconcile net income to cash provided
by operating activities:
Depreciation and amortization	606,972	529,414
Amortization of discount on investments	(28,051)	-
Stock-based compensation expense	240,586	538,524
Changes in operating assets and liabilities
Accounts receivable, net	2,092,912	4,653,817
Inventories, net	(1,617,461)	424,019
Other assets	(47,538)	102,481
Accounts payable, accrued expenses and
deferred rent	(1,848,409)	(432,340)
Net cash (used in) provided by operating activities	(99,831)	6,825,875

Cash flows from investing activities:
Purchases of property, plant and equipment and
intangible assets	(788,469)	(276,599)
Purchase of investments	(3,211,000)	(1,558,000)
Proceeds from maturities of investments	4,438,000	1,680,000
Net cash provided by (used in) investing activities	438,531	(154,599)

Cash flows from financing activities
Proceeds from issuance of common stock under	169,652	145,940
employee stock purchase plan
Proceeds from issuance of common stock	2,580	17
upon exercise of stock options
Tax withholding related to vesting of restricted stock
grants and exercise of stock options	(5,803)	(6,676)
Net cash provided by (used in) financing activities	166,429	139,281
Increase in cash and cash equivalents	505,129	6,810,557
Cash and cash equivalents, beginning of period	10,081,721	8,547,777
Cash and cash equivalents, end of period	$10,586,850	$15,358,334

Supplemental disclosures for cash flow information
Cash paid during the year for income taxes	$(29,907)	$(1,043)

Non-cash financing activities
Cashless exercise of stock options	$-	$9,658